EMPOWERING patent OWNERS, REWARDING INVENTION

Acacia Research Corporation Board of Directors Issues Letter to Stockholders

Recommends Voting on the WHITE Proxy Card and FOR the Election of Two Large Stockholders to Board: Louis Graziadio and Frank (Ted) Walsh

Highlights Engaged and Committed Directors with Clear Value-Enhancing Strategy to Position Acacia for Growth and Success

NEWPORT BEACH, Calif. - May 21, 2018 - The Board of Directors of Acacia Research Corporation (Nasdaq: ACTG), an industry leader in patent licensing and enforcement (“Acacia” or the “Company”), today issued an open letter to stockholders in connection with the Company’s 2018 Annual Meeting of Stockholders to be held on June 14, 2018.

The full text of the letter follows:

May 21, 2018

Dear Fellow Acacia Stockholders,

The Acacia 2018 Annual Meeting of stockholders is less than a month away. We believe this year’s annual meeting will have a significant impact on the future direction of your company.

On June 14, 2018, stockholders will have the opportunity to elect incumbent directors Louis Graziadio and Frank “Ted” Walsh to our Board, two well-respected business leaders with decades of experience who have been working on your behalf to successfully reposition Acacia.

In stark contrast, activist investors Sidus Investment Management and BLR Partners have put forth two nominees with NO applicable business experience and NO plan for the Company other than a proposal that would strip Acacia of its valuable assets and destroy shareholder value.

The Board has a clear value-enhancing strategy for the future and collectively owns significantly more Acacia stock than Sidus and BLR combined.

Unfortunately, Sidus and BLR have resorted to making false statements and misleading attacks against the Board and our nominees (our Executive Chairman and the Chairman of our Strategy Committee) in a disgraceful and disingenuous attempt to gain your support. They are intentionally omitting important facts about our challenging and complex industry and our Board’s independence, business experience, compensation structure and alignment of interests with Acacia shareholders.

Let us set the record straight.

ACACIA PERFORMED EXTREMELY WELL UNTIL UNEXPECTED LEGAL REFORMS AND UNFAVORABLE LITIGATION RULINGS UPENDED OUR BUSINESS

Acacia was one of the top performing Patent Licensing and Enforcement companies for much of its life as a public company. Between 2002 and 2011, we generated superior returns for shareholders, with total returns of more than 2,400%. In 2011, however, the regulatory and legal framework for companies in our industry drastically changed and nearly all of our peers lost a significant amount of their value. Moreover, at the end of 2015, we unexpectedly lost a major patent litigation; in the wake of that loss, our Chief Executive Officer resigned, our then-Chairman indicated that he wished to retire, and many of our dejected employees began looking elsewhere for job stability. Not surprisingly, Acacia’s stock price declined.

MR. GRAZIADIO HAS STABLIZED AND REPOSITIONED ACACIA

Mr. Graziadio, who was on the Board at the time of this crisis, agreed to lead the company through a massive restructuring effort to stabilize the business and prevent it from incurring further losses. Through his decisive actions and those of our other directors during 2016 and 2017, Acacia has not only survived, but it has performed better than nearly all of our peers. Among other things, under Mr. Graziadio’s strong leadership, we substantially lowered our operating cost structure, terminated less attractive lawsuits, streamlined our operations and significantly reduced headcount.

In August of 2016, Mr. Graziadio was named our Executive Chairman and has effectively been acting as Acacia’s CEO ever since. Mr. Graziadio never received a salary for his services. Instead, he was compensated with stock options tied to the performance of Acacia’s stock. In a further show of commitment and alignment with shareholder interests, Mr. Graziadio purchased more than $5 million worth of Acacia’s stock in the open market.

Despite what Sidus and BLR have stated, the only way Mr. Graziadio makes money for all his efforts over the last two years is if the value of Acacia stock grows significantly. In fact, no value from Mr. Graziadio’s August 2016 options will be realized unless and until Acacia’s stock trades above $5.75 per share, the exercise price of the majority of these options. Furthermore, the 2016 options Mr. Graziadio was granted will not be earned, and therefore will not vest, unless and until Acacia’s stock price appreciates above $7 per share for a sustained period of time.

Mr. Graziadio’s leadership and commitment during this critical time for Acacia has been invaluable.

ACACIA’S BOARD IS WELL-BALANCED, INDEPENDENT, ENGAGED AND FULLY-ALIGNED WITH ALL STOCKHOLDERS

Over the past two years, the Board has appointed four new independent directors to Acacia’s seven-member Board: Ted Walsh (in 2016), James Sanders (2017), Paul Falzone (2018) and Joe Davis (2018). Each of these individuals brings an important and complementary set of skills to Acacia’s board. The goal has been simple: refresh the Board with engaged directors that can help the company pursue its new strategic direction.

Sidus and BLR criticize the appointment of these objective, independent directors and attempt to impugn their character by suggesting they have close allegiances to Mr. Graziadio and will not act in the best interest of all shareholders. This is ludicrous and simply not true.

Mr. Walsh is a very successful businessman who serves on a private company Board with Mr. Graziadio. Far from being a reason to criticize Mr. Walsh’s appointment to the Board, this is an extremely common way Boards recruit additional directors. Nothing about service on that Board can or should suggest that Mr. Walsh is not an independent, qualified board member under any standard who will exercise his fiduciary duty to all of Acacia’s stockholders with independence and fidelity.

Mr. Sanders runs his own independent legal practice and has never been employed by Mr. Graziadio or any of his companies. Mr. Sanders is a very engaged board member with an important legal background that is essential to us given the nature of our business.

Our two newest directors, Mr. Davis and Mr. Falzone, have no previous connection to Mr. Graziadio whatsoever and were fully vetted by the entire Board prior to their appointments. Mr. Falzone, as an example, worked closely and voluntarily with the Board for more than a year on various projects, getting to know the company and the Board very well. During that time, the directors came to respect Mr. Falzone’s judgment and subsequently offered him a Board seat. Since joining the Board, Mr. Falzone has demonstrated a superior knowledge of, and keen insights about, investing in disruptive, high-growth technology companies. He and Mr. Davis are as independent of one another and the other board members as any director could possibly be.

Acacia is a small company, with only 13 employees. The Board members are highly engaged and spend a great deal more time on Company matters than what is typically expected of public company directors. The directors meet informally, by phone or in person, with one another and management dozens of times in any given quarter. Several of the Board members, like Mr. Walsh, have also been very actively engaged in the technology, licensing, litigation, investment decision making and other operations of the business and, as a result, have developed a deep understanding of the Company’s core capabilities and strengths. Today, Acacia is a stronger business with a bright future because of the heavy involvement of these directors.

Over the past two years, Acacia’s Board has been thoughtfully reconstituted with individuals who can help execute our new strategy of partnering with, and investing into, high-growth technology companies. We have also implemented a new compensation program, designed with the assistance of our outside, nationally recognized consultant, which aligns the compensation of our management team with the returns generated by these investments, and the performance of Acacia’s stock. We are extremely pleased that this strategy is working. Our Board has been actively involved with Acacia’s two investments into Veritone, Inc, a leading cloud-based Artificial Intelligence technology company, and Miso Robotics, Inc., an innovative leader in robotics and Artificial Intelligence solutions. Both companies are performing well.

In addition to the Board’s active involvement, it’s important to note that both Acacia’s Board and management team have demonstrated their full confidence in the future of our business by personally acquiring a substantial amount of Acacia’s stock. In fact, the two Acacia director nominees up for election this year, Mr. Graziadio and Mr. Walsh, have collectively purchased more than $7 million worth of Acacia’s stock in the open market as a sign of commitment and support for the future of our company.

Today, Acacia is a well-run, efficient organization that is led by a very strong, engaged and independent board of directors who have the capabilities and the appropriate incentives to drive long-term value for all shareholders.

SIDUS AND BLR DO NOT HAVE A PLAN TO HELP INCREASE SHAREHOLDER VALUE. THEIR DIRECTOR NOMINEES LACK RELEVANT SKILLS AND HAVE NO PERSONAL OWNERSHIP OF ACACIA’S STOCK.

Acacia’s Board and management team have worked hard to find some way to avoid an expensive proxy contest with Sidus abd BLR. Toward this end, we have spent a significant amount of time with them, beginning in October 2017, in person, by phone and via email to find a constructive resolution to their disruptive campaign.

Despite the fact that our meetings have been cordial and professional, it has become evident to us that Sidus and BLR, and their director nominees, lack a fundamental understanding of the patent enforcement business as well as Acacia’s strategic investment initiatives.

During these meetings, we tried several times to engage in a thoughtful dialogue about Sidus and BLR’s ideas for how the Board could do a better job, or which skills they believed were missing from the boardroom. Each time, they declined to provide any substantive feedback.

In the numerous discussions we have had with Sidus and BLR, the only suggestion they have made is that we should sell our assets and use our cash to implement a large share buyback. We believe that these hedge funds have a flawed and very short-sighted perspective about our business. Given our ongoing litigation, is it simply not feasible for us to wind-down the company or distribute a significant portion of our assets. Doing so would deplete our balance sheet and destroy our credibility in litigation, which requires us to have sufficient financial resources to pursue an protect the value of our patent assets.

Regarding our Corporate Governance, Mr. Radoff from BLR has suggested that Acacia’s classified board structure hinders accountability.  In fact, we agree that staggered boards, at most companies, are sub-optimal. But Mr. Radoff misunderstands the patent licensing and enforcement business, in which we are often battling companies much larger than Acacia and seeking hundreds of millions in fees or penalties. Without a staggered board structure, these defendants could quickly take control of Acacia as a means of avoiding negotiation or litigation. That said, as our business evolves, and we have fewer cases and patent licenses, the Board is fully committed to annual board elections.

CHOOSE THE RIGHT PATH FOR CONTINUED VALUED CREATION AND THE RIGHT BOARD “FOR” ACACIA BY VOTING THE WHITE PROXY CARD

Acacia has been a public company for many years and experienced fantastic growth and value creation. We have also faced difficult times, as the industry landscape unexpectedly shifted. We are in a transition now, putting the company on the right path to grow again. Our directors have worked extremely hard to stabilize Acacia during these extremely difficult times, and there is still much work to be done. That said, we firmly believe Acacia is now poised for growth and success.

We ask stockholders - would you rather have:

•	Two engaged and committed directors who have purchased more than $7 million worth of Acacia stock in the open market like Mr. Graziadio and Mr. Walsh have done?

OR

•	Two short-term oriented activist investors who have no plans for building value, no relevant industry or operating experience, and no personal ownership of Acacia’s stock?

We believe the answer is clear - support the Acacia directors who have worked tirelessly to assist Acacia’s small management team in executing the Company’s business plan, helping to improve operating performance and lower costs at a critical time in Acacia’s history.

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to complete, sign, date and promptly return the enclosed WHITE proxy card in the enclosed postage-paid envelope, even if you plan to attend the Annual Meeting. Returning your completed proxy will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

Unanimously,
The Acacia Board of Directors

VOTE THE WHITE PROXY CARD TODAY
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New York, NY 10104
(888) 566-8006 (Toll Free)

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proxy@mackenziepartners.com
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or
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ABOUT ACACIA RESEARCH CORPORATION

Founded in 1993, Acacia Research Corporation (NASDAQ: ACTG) is an industry leader in patent licensing and partners with inventors and patent owners to unlock the financial value in their patented inventions. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to the patent owner. Acacia also leverages its patent expertise and background to partner with emerging disruptive technologies such as Artificial Intelligence, Robotics and Blockchain.

Information about Acacia and its subsidiaries is available at www.acaciaresearch.com.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the Company’s annual meeting of stockholders. The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to the Company’s stockholders its definitive proxy statement and WHITE proxy card relating to the annual meeting, as well as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 7, 2018, including all amendments thereto. The definitive proxy statement contains important information about the Company, the annual meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Acacia, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the annual meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company are set forth in the definitive proxy statement, the accompanying WHITE proxy card and other relevant solicitation materials filed by the Company. These documents, and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including those related to capital needed for growth and the opportunities for growth, are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully identify and acquire new patent assets, our ability to develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K (including amendments thereto), recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Acacia Research Corporation:
Rob Stewart
(949) 480-8300
rs@acaciares.com

MacKenzie Partners, Inc.:
Lawrence E. Dennedy
(212) 929-5239
ldennedy@mackenziepartners.com

Georgeson LLC:
Christopher G. Dowd
(212) 440-9130
cdowd@georgeson.com

Media Contact:
Nick Lamplough / Mary Aiello
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 / (415) 869-3950